UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On January 4, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of the Company adopted a cash bonus plan (the “Bonus Plan”) pursuant to which participating named executive officers of the Company will be eligible to earn cash bonus compensation based on the achievement of certain Company performance objectives in 2013. The terms of the Bonus Plan are not contained in a formal written document. The material terms of the Bonus Plan are as follows:
Under the Bonus Plan, the Company's named executive officers shall be entitled to earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company. Each named executive officer of the Company will be eligible to receive a target bonus calculated by multiplying such named executive officer's annual base salary by a percentage value assigned to such named executive officer (the “Target Bonus”). The Target Bonuses of the named executive officers range from 35% to 75% of their respective annual base salaries.
The determination of the bonus amounts for the Company's named executive officers will generally be based on achievement of the following Company performance objectives:

Financial Objectives	Weighting
Achievement of a certain sales revenue target	36%
Achievement of a certain EBITDA target	12%
Achievement of a certain operating cash flow target	12%
Total	60%
Non-Financial Objectives	Weighting
Achievement of a Ventana product development initiative	12%
Achievement of various Nellix product development initiatives	18%
Achievement of various quality initiatives	5%
Achievement of various compliance initiatives	5%
Total	40%

For purposes of the financial objectives, the Committee established fiscal year 2013 revenue, EBITDA and operating cash flow targets for the Company as well as minimum and maximum revenue, EBITDA and operating cash flow amounts within cash bonuses may be paid. The portion of the cash bonus payable with respect to the revenue, EBITDA and operating cash flow objectives is calculated by reference to the Company's actual revenue, EBITDA and operating cash flows in fiscal year 2013 in relation to the established revenue, EBITDA and operating cash flow targets. If the Company has actual revenue, EBITDA or operating cash flow in an amount less than the established minimum, then no cash bonus will be paid with respect to such component. If the Company has actual revenue, EBITDA or operating cash flow in an amount between the established minimum and the target, then a cash bonus between 25% and 100% will be paid with respect to such component (in increments of 25% based on the actual revenue, EBITDA or operating cash flow). If the Company has actual revenue, EBITDA or operating cash flow in an amount equal to the established target, then a cash bonus of 100% will be paid with respect to such component. If the Company has actual revenue, EBITDA or operating cash flow in excess of the target, then a cash bonus between 100% and 200 will be paid with respect to such component (in increments of 25% based on the actual revenue, EBITDA or operating cash flow).
For purposes of the non-financial objectives, the Committee established fiscal year 2013 product, quality and compliance targets. The portion of the cash bonus payable with respect to the product components is calculated by reference to the calendar month during which the Company achieves the applicable milestone, if at all. If the

Company achieves a milestone later than the target month, then a cash bonus between 25% and 100% will be paid with respect to such milestone (in increments of 25% based on the month of achievement). If the Company achieves a milestone during the target month, then a cash bonus of 100% will be paid with respect to such milestone. If the Company achieves a milestone earlier than the target month, then a cash bonus between 100% and 200% will be paid with respect to such milestone (in increments of 25% based on the month of achievement). The portion of the cash bonus payable with respect to the quality and compliance components is calculated by reference to the Company's achievement of certain quality and compliance targets and the related cash bonus may be in a range between a minimum of 50% and a maximum of 150% (in increments of 25%).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: January 9, 2012	/s/ Shelley B. Thunen
Shelley B. Thunen
Chief Financial Officer